Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
February 20, 2014	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Fourth Quarter and Year Ended

December 31, 2013:

	OMEGA FLEX, INC. (OFLX)
	For the Period Ended December 31,
	Twelve Months		Three Months

	2013	2012	2013	2012
	“unaudited”		“unaudited”	“unaudited”

Net Sales	$77,122,000	$64,016,000	$21,860,000	$18,426,000

Net Income	$10,037,000	$6,876,000	$3,211,000	$774,000

Earnings Per Share – Basic and Diluted	$0.99	$0.68	$0.32	$0.08

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company ended 2013 with Net Sales of $77,122,000.  Sales for the year reflect an increase of $13,106,000 or 20.5% compared to Net Sales of $64,016,000 in 2012.  Net Sales for the three months ended December 31, 2013, increased 18.6% over the same quarter in 2012.

The Company’s Net Sales benefited from the improved residential construction market, but also showed a rise in market share over competing products, such as black iron pipe.  Kevin Hoben stated: “These results validate the focus by OmegaFlex on expanding the market through new and innovative products.  The Company is committed to pursuing this strategy and will continue to expand its internally developed product portfolio with an eye to increased sales and market share.”

The Company’s Net Income for 2013 was $10,037,000, while 2012 had Net Income of $6,876,000.  As previously disclosed, the prior year was strengthened by a one-time insurance legal recovery gain of $4,700,000 during the first quarter of that year, but was also penalized by a one-time loss of approximately $1,300,000 related to a legal settlement in the United Kingdom (UK), which was recorded in the fourth quarter of 2012.  Excluding those two unusual events (and their related ancillary items such as income taxes), Net Income for 2013 was higher by $4,872,000 or 94.3% compared to Net Income for 2012.  For the quarter, Net Income exceeded the prior period by 314.9% when including the UK settlement, and increased by 101.6% after excluding that unusual event.

It is worthy to note that the Net Sales of $77,122,000 and Net Income of $10,037,000 during 2013 were the highest in the Company’s history.  Additionally, in January 2014, the Company paid a special dividend of $0.425 per share.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.